[NOTE TO READER: CERTAIN PORTIONS OF THIS AGREEMENT RELATING TO MILESTONE PAYMENT AND ROYALTY INFORMATION HAVE BEEN REMOVED AND ARE THE SUBJECT OF A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED BY THE COMPANY TO THE SECURITIES EXCHANGE COMMISSION (THE "COMMISSION") PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933. THE PRICING INFORMATION HAS BEEN DISCLOSED TO THE COMMISSION IN CONNECTION WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.]

EXHIBIT 10.9

EXCLUSIVE LICENSE AGREEMENT

          THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of February 8, 2006 (the “Effective Date”) by and between MANNKIND CORPORATION, a Delaware corporation (“MannKind”), having an address of 28903 North Avenue Paine, Valencia, CA 91355, USA, and IMVISION GMBH, a company organized under the laws of Germany (“ImVisioN”), having an address of Feodor-Lynen-Straße 5, D-30625 Hannover, Germany.

RECITALS

          WHEREAS, MannKind owns or controls certain patent rights claiming inventions relating to modulation of the allergic response, as more fully described below;

          WHEREAS, ImVisioN is engaged in the research, development and commercialization of pharmaceutical products; and

          WHEREAS, ImVisioN wishes to obtain, and MannKind is willing to grant to ImVisioN, a license to develop and commercialize Products in the Field (as such terms are defined below), subject to the terms and conditions set forth herein.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           DEFINITIONS

          1.1      “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

          1.2      “Confidential Information” shall have the meaning provided in Section 7.1.

          1.3      “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

          1.4      “Developed Product” shall mean a Licensed Product in the Field developed by ImVisioN or its Sublicensees that utilizes ImVisioN’s proprietary Modular Antigen Transporter technology or that is modified otherwise to improve cellular uptake of the Licensed Product at the place of administration.

          1.5      “Effective Date” shall have the meaning provided in the introductory paragraph of this Agreement.

          1.6      “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products, or any successor agency or agencies thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the Territory.

          1.7      “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

          1.8      “Field” shall mean the treatment and/or prevention of any allergy, allergic response or allergic disease as covered by the Licensed Patents.

          1.9      “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country, where the sale, use or manufacture of such Product would infringe a Valid Claim of Licensed Patents after the Regulatory Authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee shall not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the end user of the Product.

        1.10      “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as the EMEA) necessary to commence human clinical trials in such jurisdiction.

          1.11      “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

          1.12      “Licensed Invention” shall mean an invention claimed in the Licensed Patents.

          1.13      “Licensed Patents” shall mean the patent(s) and patent application(s) listed in Exhibit A hereto, and (a) any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part (but only to the extent that such application includes new data in support of claims previously submitted in a prior originally filed application) thereof or any other patent application claiming priority to (i) any of the patents identified in Exhibit A hereto or (ii) any patent or patent application from which the patents identified in Exhibit A hereto claim priority, and (c) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

          1.14      “Licensed Product” shall mean a pharmaceutical product that contains or comprises any composition of matter covered by the Licensed Patents (regardless of whether such product or composition of matter was identified, isolated or developed through the use of any method covered by the Licensed Patents) or the method of use of which is covered by the Licensed Patents in the Field.

          1.15      “Major Market” shall mean any of the following: (a) the United States of America and Canada; (b) Australia; and (c) either (i) the United Kingdom, France, Germany and Spain or (ii) the European Union as a whole.

2.

          1.16      “Net Sales” shall mean the gross amounts invoiced by ImVisioN, its Affiliates and Sublicensees for sales of Products to Third Parties that are not Affiliates or Sublicensees of the selling party (unless such Affiliate or Sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction) in countries, where the sale, use or manufacture of Products would infringe a Valid Claim of Licensed Patents, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of ImVisioN’s or its Affiliate’s gross negligence, willful misconduct or fraud); (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates.

          1.17      “Non-Assert Patent” shall mean:

                    (a)      patent application WO 01/82963 (such patent application, the “Existing Patent” and each claim of such patent application, an “Existing Claim”);

                    (b)      to the extent Controlled by MannKind during the Term, a foreign counterpart of the Existing Patent, but only with respect to any the Existing Claim(s) included therein;

                    (c)      to the extent Controlled by MannKind during the Term, any divisional, continuation, continuation-in-part or other patent application claiming priority to the Existing Patent or foreign counterpart thereof, but in each case only with respect to the Existing Claim(s) included in such divisional, continuation, continuation-in-part or other patent application; and

                    (d)      to the extent Controlled by MannKind during the Term, any patent issuing on any of the foregoing patent applications described in the preceding clause (a), clause (b) or clause (c), together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof, but in each case only with respect to the Existing Claim(s) included in such patent, registration, reissue, re-examination, supplemental protection certificate or extension.

          1.18      “Non-Royalty Sublicense Income” shall mean amounts actually received by ImVisioN or an Affiliate of ImVisioN from any and all Sublicensees arising from the license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Licensed Products that are not Developed Products, excluding royalties paid to ImVisioN or any of its Affiliates by a Sublicensee based on such Sublicensee’s sales of Licensed Products that are not Developed Products. Non-Royalty Sublicense Income shall include up-front or license fees, milestone payments, premiums above the fair market value on sales of securities, annual maintenance fees and any other payments (except for royalties paid to ImVisioN or any of its Affiliates on sales of Licensed Products that are not Developed Products) in respect of the grant to such Sublicensee of a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Licensed Products that are not Developed Products (with any of the foregoing consideration received by ImVisioN or its Affiliate other than in the form of cash to be valued at its fair market value as of the date of receipt); provided, however, that Non-Royalty Sublicense Income shall not include any payments tied directly to the provision of goods and services by ImVisioN or its Affiliate to such Sublicensee (including research and development and manufacturing) to compensate ImVisioN or its Affiliate for the fair market value of the provision of such goods and services, or payments for securities (other than premiums above the fair market value of such securities).

          1.19      “Phase 1 Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. 312.21(a) (or its successor regulation).

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          1.20      “Phase 2 Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).

          1.21      “Phase 3 Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).

          1.22      “Product” shall mean a Developed Product or Licensed Product, as applicable.

          1.23      “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any Regulatory Authority in a particular jurisdiction that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction in accordance with applicable laws.

          1.24      “Regulatory Authority” shall mean any national or supranational governmental authority, including, without limitation, the FDA and the EMEA, that has responsibility in countries in the Territory over the development and/or commercialization of Products.

          1.25      “Royalty Term” shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale in such country and ending upon the last to expire of the Licensed Patents containing a Valid Claim claiming the manufacture, use or sale of such Product in such country.

        1.26      “Sublicensee” shall mean a Third Party to whom ImVisioN or any of its Affiliates has granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products, beyond the mere right to purchase Product from ImVisioN or its Affiliates.

          1.27      “Term” shall have the meaning provided in Section 8.1.

          1.28      “Territory” shall mean worldwide.

          1.29      “Third Party” shall mean any entity other than MannKind or ImVisioN or an Affiliate of MannKind or ImVisioN.

          1.30      “Valid Claim” shall mean (a) an unexpired claim of an issued patent within the Licensed Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Licensed Patents, which application claims a first priority no more than five (5) years earlier.

2.           LICENSES

          2.1      License Grant. Subject to the terms and conditions of this Agreement, MannKind hereby grants to ImVisioN an exclusive (even as to MannKind), worldwide, royalty-bearing license, with the right to sublicense, under the Licensed Patents, to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field. ImVisioN will at all times be responsible for the performance of its Affiliates, Sublicensees and Third Party contractors under this Agreement.

4.

          2.2      Diligence Obligations. ImVisioN agrees to use commercially reasonable efforts (directly and/or through one or more Affiliates and/or Sublicensees) to develop and commercialize Products in the Field in the Major Markets. Without limiting the generality of the foregoing, ImVisioN shall be deemed to have used commercially reasonable efforts and to fulfill its diligence obligations under this Agreement, if ImVisioN and/or its Sublicensees have achieved the following milestones (Minimal Diligence Obligations):

                    (a)      Initiate a Phase 1 Clinical Trial with a Product in one of the Major Markets within two (2) years after the Effective Date.

                    (b)      Initiate a Phase 1 Clinical Trial with a Product in a different Major Market than under 2.2. (a) above within five (5) years after the Effective Date, whereas one of the Major Markets under 2.2. (a) and (b) shall be the United States of America.

                    (c)      Start a Phase 3 Clinical Trial with a Product in one of the Major Markets within six (6) years after the Effective Date.

                    (d)      Launch a Product in at least one of the Major Markets within eight (8) years after the Effective Date.

                    (e)      Launch of a Product in any of the Major Markets within ten (10) years after the Effective Date.

In the event that ImVisioN is not able to fulfill the Minimal Diligence Obligations as outlined under 2.2. (a) to (e) above, ImVisioN shall provide MannKind with prompt written notice thereof.

In addition, if MannKind in good faith believes and determines that ImVisioN does not fulfill its Minimal Diligence Obligations as outlined under 2.2. (a) to (e) above, or if MannKind in good faith believes ImVisioN is unable to meet such Minimum Diligence Obligations, MannKind may provide ImVisioN with written notice thereof, in which event ImVisioN will have 60 days from the date of such notice to reasonably demonstrate to MannKind that ImVisioN is meeting its Minimum Diligence Obligations.

If ImVisioN provides MannKind with the notice outlined above, or if MannKind provides ImVisioN with the notice outlined above and ImVisioN does not demonstrate to MannKind that it is fulfilling its Minimum Diligence Obligations within such 60-day period, then effective upon ImVisioN’s notice to MannKind or the expiration of such 60-day period, respectively, MannKind shall have the right: (i) if the foregoing occurs within five years after the Effective Date, at MannKind’s election, to either terminate the license granted to ImVisioN under Section 2.1 in the applicable Major Market or to convert the license granted to ImVisioN to a non-exclusive license in the applicable Major Market, and (ii) if the foregoing occurs more than five years after the Effective Date, to convert the license granted to ImVisioN under Section 2.1 to a non-exclusive license in the applicable Major Market.

          2.3      Disclosure Regarding ImVisioN Efforts. ImVisioN will keep MannKind appropriately informed about ImVisioN’s research, development, clinical trial progress and commercialization efforts with respect to Products. Without limiting the generality of the foregoing, ImVisioN shall provide MannKind with prompt written notice of the following:

                    (a)      filing of any IND for a Product;

                    (b)      initiation of a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial of a Product;

5.

                    (c)      filing of any application for Regulatory Approval with respect to any Product;

                    (d)      receipt of Regulatory Approval for any Product; and

                    (e)      First Commercial Sale of a Product in any country.

In addition, ImVisioN shall provide MannKind with semi-annual written reports summarizing in reasonable detail ImVisioN’s development and commercialization efforts with respect to Products during the applicable six (6) month period.

          2.4      Retained Rights; No Implied Licenses. MannKind hereby expressly reserves the right to practice, and to grant licenses under, the Licensed Patents for any and all purposes other than the specific purposes for which ImVisioN has been granted an exclusive license under Section 2.1. No right or license under any Patents or Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

          2.5      Non-Assertion of Certain Patents. In the event that the practice of a Licensed Invention for the purpose of manufacturing, using, selling, offering for sale or importing Products in the Field would infringe a Non-Assert Patent, then MannKind hereby covenants to ImVisioN that, during the Term, MannKind, and any successor in interest to a Non-Assert Patent will not assert or enforce such Non-Assert Patent against ImVisioN, its Affiliates or Sublicensees solely with respect to ImVisioN’s, its Affiliates’ and Sublicensees’ manufacture, use, sale, offer for sale and import of Products in the Field in accordance with this Agreement. For the avoidance of doubt, the foregoing covenant is intended solely to give ImVisioN, its Affiliates and Sublicensees freedom to operate under the license granted pursuant to Section 2.1, and it is not intended, and shall not be construed, to expand the license granted hereunder beyond the practice of the Licensed Inventions for the purpose of manufacturing, using, selling, offering for sale or importing Products in the Field.

3.           FEES AND PAYMENTS

          3.1      Upfront Fee. Within 30 days after the Effective Date, ImVisioN shall pay to MannKind a non-refundable, non-creditable upfront fee of $100,000.

          3.2      License Maintenance Fees. On or before each anniversary of the Effective Date during the Term, ImVisioN shall pay to MannKind the applicable annual license maintenance fee specified below:

Anniversary	Payment
First anniversary of Effective Date	$10,000
Second anniversary of Effective Date	$20,000
Third anniversary of Effective Date	$30,000
Each subsequent anniversary of Effective Date during
the Term	$50,000

Each payment made to MannKind pursuant to this Section 3.2 shall be non-refundable but shall be creditable against earned royalties accruing under Section 3.4 during the 12-month period following such payment.

6.

          3.3      Milestone Payments. Within 30 days following the first occurrence of each of the events set forth below with respect to the first Product to achieve such milestone, ImVisioN shall pay to MannKind the milestone payment set forth below (whether such milestone is achieved by ImVisioN, its Affiliate or any of their respective Sublicensees):

Milestone Event	Milestone Payment
Completion of first clinical trial	$[***]
Completion of first Phase 2 Clinical Trial	$[***]
Completion of first Phase 3 Clinical Trial	$[***]
Receipt of Regulatory Approval in a Major Market	$[***]
First Commercial Sale in a Major Market	$[***]

For purposes of this Section 3.3, “completion” of a clinical trial shall mean that case report forms have been received for all patients participating in such trial. Each of the foregoing milestones shall be payable only for one Product. All payments made to MannKind pursuant to this Section 3.3 shall be non-refundable and shall not be creditable against any other payments payable by ImVisioN to MannKind under this Agreement.

[***OMITTED AND FILED SEPARATELY WITH THE COMMISSION FURTHER TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933]

          3.4      Royalties. ImVisioN shall pay to MannKind the following royalties on annual Net Sales of Products by ImVisioN, its Affiliates and its Sublicensees:

                    (a)      [***]% of annual Net Sales of Developed Products by ImVisioN, its Affiliates and its Sublicensees; and

                    (b)      [***]% of annual Net Sales of Licensed Products that are not Developed Products by ImVisioN, its Affiliates and its Sublicensees;

provided, however, that in the event that ImVisioN’s license under Section 2.1 is converted to a non-exclusive license pursuant to Section 2.2 in any Major Market and MannKind grants non-exclusive license(s) under the Licensed Patents to commercialize Licensed Products in the Field in such Major Market to one or more Third Parties at a lower royalty rate than the applicable rate(s) set forth above, then MannKind shall provide ImVisioN with prompt written notice of the grant of any such license and the royalty rate applicable thereto, and the royalty rate applicable to sales of such Products by ImVisioN, its Affiliates and its Sublicensees in such Major Market under this Section 3.4 shall be reduced to such lower royalty rate.

[***OMITTED AND FILED SEPARATELY WITH THE COMMISSION FURTHER TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933]

          3.5      Royalty Term. Royalties under Section 3.4 shall be payable on a Product-by-Product and country-by-country basis for a period equal to the Royalty Term for such Product in such country.

        3.6      Non-Royalty Sublicense Income. ImVisioN shall pay to MannKind [***]% of all Non-Royalty Sublicense Income received by ImVisioN or any of its Affiliates from Sublicensees.

7.

[***OMITTED AND FILED SEPARATELY WITH THE COMMISSION FURTHER TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933]

4.           PAYMENT; RECORDS; AUDITS

          4.1      Payment; Reports. Royalties and payments under Section 3.6 shall be calculated and reported for each calendar quarter. All payments due to MannKind under this Agreement shall be paid within 30 days after the end of each calendar quarter, unless otherwise specifically provided herein. Each payment shall be accompanied by a report of Net Sales of Products by ImVisioN, its Affiliates and Sublicensees and of Non-Royalty Sublicense Income received by ImVisioN and its Affiliates, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number and type of Products sold, the gross sales and Net Sales of such Products, the Non-Royalty Sublicense Income received, the amounts payable to MannKind hereunder, the method used to calculate such payments, and the exchange rates used.

          4.2      Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to Net Sales invoiced in a currency other than dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the dollar equivalent, calculated using the arithmetic average of the spot rates on the close of business on the last business day of each month of the calendar quarter in which the Net Sales were made. The “closing midpoint rates” found in the “dollar spot forward against the dollar” table published by The Financial Times or any other publication as agreed to by the parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by MannKind, unless otherwise specified in writing by MannKind.

          4.3      Income Tax Withholding. MannKind will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by ImVisioN, ImVisioN shall (a) deduct such taxes from the payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to MannKind and certify its receipt by the taxing authority within 30 days following such payment.

          4.4      Audits. During the Term and for a period of three (3) years thereafter, ImVisioN shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products and the receipt of Non-Royalty Sublicense Income in sufficient detail to permit MannKind to confirm the accuracy of all payments due hereunder. MannKind shall have the right to cause an independent, certified public accountant reasonably acceptable to ImVisioN to audit such records to confirm Net Sales, Non-Royalty Sublicense Income, royalties and other payments for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to ImVisioN. Prompt adjustments shall be made by the parties to reflect the results of such audit. MannKind shall bear the full cost of such audit unless such audit discloses an underpayment by ImVisioN of more than 5% of the amount of royalties or other payments due under this Agreement, in which case, ImVisioN shall bear the full cost of such audit and shall promptly remit to MannKind the amount of any underpayment.

          4.5      Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

8.

5.           INTELLECTUAL PROPERTY

          5.1      Patent Prosecution and Maintenance. MannKind shall be responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents after prior consultation with ImVisioN. All reasonable costs of such preparation, filing, prosecution and maintenance of the Licensed Patents incurred from and after the Effective Date shall be borne by ImVisioN as long as ImVisioN holds an exclusive license on the Licensed Patents and no additional license is granted to a Third Party other than in the Field. In case of the grant by MannKind to one or more Third Parties of additional license(s) under the Licensed Patents, the parties agree to renegotiate in good faith an appropriate apportionment of such costs. MannKind shall invoice ImVisioN for such costs on a monthly basis (with appropriate supporting documentation), and ImVisioN shall pay each such invoice within 30 days of receipt. MannKind shall consider in good faith the requests and suggestions of ImVisioN with respect to strategies for filing and prosecuting the Licensed Patents. MannKind shall keep ImVisioN informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensed Patents and shall provide to ImVisioN copies of documents relevant to such preparation, filing, prosecution or maintenance. In the event that MannKind desires to abandon any Licensed Patent claiming the manufacture, use or sale of a Product being developed or commercialized by or on behalf of ImVisioN pursuant to a license granted under Section 2.1, MannKind shall provide reasonable prior written notice to ImVisioN of such intention to abandon (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Licensed Patent with the U.S. Patent & Trademark Office or any foreign patent office) and offer ImVisioN the possibility of assuming responsibility for such Licensed Patent, provided that any such assumption of responsibility by ImVisioN shall be subject to the prior written consent of MannKind, which shall not be unreasonably withheld or delayed.

          5.2      Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Licensed Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Licensed Patent claiming a Licensed Product being developed or commercialized by ImVisioN in accordance with this Agreement. Such cooperation includes, but is not limited to promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

          5.3      Infringement by Third Parties. MannKind and ImVisioN shall promptly notify the other in writing of any alleged or threatened infringement of any Licensed Patent of which they become aware. ImVisioN shall have the first right to bring and control any action or proceeding with respect to infringement of any Licensed Patent at its own expense and by counsel of its own choice, and MannKind shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If ImVisioN fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, MannKind shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and ImVisioN shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action in accordance with this Section 5.3, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 5.3 relating to any Licensed Patent without the prior written consent of such other party, which shall not be unreasonably withheld, conditioned or delayed. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of MannKind and ImVisioN, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement. If ImVisioN is the party that controlled such action or proceeding, MannKind shall receive out of any such remaining recovery received by ImVisioN after

9.

reimbursement of the parties’ litigation expenses, payment equivalent to payments that would have been due to MannKind under this Agreement had the infringing sales that ImVisioN lost to the infringer been made by ImVisioN.

          5.4      Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. MannKind shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by MannKind’s activities at its own expense and by counsel of its own choice, and ImVisioN shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. ImVisioN shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by ImVisioN’s activities at its own expense and by counsel of its own choice, and MannKind shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 5.4 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld).

6.           REPRESENTATIONS AND WARRANTIES

          6.1      Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          6.2      MannKind Representations and Warranties. MannKind represents and warrants to ImVisioN that, as of the Effective Date, MannKind has not received any notice from any Third Party alleging that the practice of any invention claimed by the Licensed Patents in existence on the Effective Date infringes the intellectual property rights of such Third Party. In addition, MannKind warrants that MannKind is the sole entity entitled to grant any license under the Licensed Patents.

          6.3      Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY MANNKIND HEREUNDER ARE PROVIDED “AS IS,” AND MANNKIND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

          6.4      Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 3 OR LIABILITY FOR BREACH OF ARTICLE 7, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 6.4 shall not be construed to limit either party’s indemnification obligations under Article 9.

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7.           CONFIDENTIALITY

          7.1      Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

          7.2      Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

        7.3      Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

                    (a)      filing or prosecuting Licensed Patents as permitted by this Agreement;

                    (b)      prosecuting or defending litigation as permitted by this Agreement;

                    (c)      complying with applicable court orders or governmental regulations;

                    (d)      in the case of ImVisioN, conducting development and/or commercialization of Products in accordance with the license granted under Section 2.1 and making regulatory filings with respect thereto; and

                    (e)      disclosure to Affiliates, Sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

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          7.4      Publications. Each party to this Agreement recognizes that the publication of papers regarding results of development activities with respect to Products, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a party shall have the right to review and comment on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, which utilizes data generated from the development of Products and includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within 30 days of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing party. The publishing party shall comply with the other party’s request to delete references to the other party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications.

          7.5      Publicity. It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

8.           TERM AND TERMINATION

          8.1      Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the last Royalty Term for any Product with respect to which ImVisioN has a license under Section 2.1, unless earlier terminated pursuant to Section 8.2, 8.3 or 11.9.

          8.2      Termination for Cause. Each party shall have the right to terminate this Agreement upon 60 days’ prior written notice to the other upon the occurrence of any of the following:

                    (a)      Upon or after the filing by the other party in any court or agency pursuant to any statute or regulation of any jurisdiction of a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of the other party or its assets, or if the other party is served with an involuntary petition against it in any insolvency proceeding, upon the 91st day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by the other party of an assignment of substantially all of its assets for the benefit of its creditors; or

                    (b)      Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party.

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          8.3      Termination Without Cause. ImVisioN shall have the right to terminate this Agreement for any reason or for no reason upon 90 days’ prior written notice to MannKind.

          8.4      Effect of Termination; Surviving Obligations.

                    (a)      Upon termination of this Agreement by MannKind pursuant to Section 8.2, or termination of this Agreement by ImVisioN pursuant to Section 8.3:

                                   (i)      the license granted to ImVisioN under Section 2.1 shall automatically terminate and revert to MannKind;

                                   (ii)     any permitted sublicenses granted under Section 2.1 by ImVisioN shall, at MannKind’s election, remain in effect, but shall be assigned to MannKind; and

                                   (iii)     ImVisioN shall, and it hereby does, grant to MannKind a non-exclusive, worldwide, royalty-free license (except for royalties due to Third Parties), with the right to sublicense, under ImVisioN Blocking Patents (defined below), solely to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Field. For purposes of this Section 8.4(a)(iii), “ImVisioN Blocking Patents” shall mean (A) those patents and patent applications Controlled by ImVisioN as of the effective date of termination of this Agreement that, in the absence of a license thereunder, would be infringed by the manufacture, use or sale of Licensed Products in the Field, (B) any foreign counterparts thereof, (C) all divisionals, continuations, continuations-in-part (but only to the extent that such application includes new data in support of claims previously submitted in a prior originally filed application) thereof or any other patent application claiming priority to (1) any of the patents identified in the preceding clause (A) of this definition or (2) any patent or patent application from which the patents identified in the preceding clause (A) of this definition claim priority, and (D) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof; with the provision that MAT molecules or products being modified otherwise to improve cellular uptake at the place of administration that are not covered by the Licensed Patents shall be excluded from said license granted herein but may be subject to a separate license agreement.

                    (b)      In addition to (a) above, upon termination of this Agreement by MannKind pursuant to Section 8.2:

                                   (i)      ImVisioN shall: (A) transfer to MannKind as soon as reasonably practicable all data and information in ImVisioN’s or its Affiliates’ possession relating to any Licensed Product as may be necessary to enable MannKind to develop or commercialize Licensed Products in the Field, (B) shall transfer and assign to MannKind all of its right, title and interest in and to all INDs, applications for Regulatory Approval, drug dossiers and master files with respect to any and all Licensed Products and all Regulatory Approvals with respect to any and all Licensed Products, and (C) shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to MannKind. The parties will negotiate in good faith any reimbursement of ImVisioN’s expenses in connection with the above.

                    (c)      Upon termination of this Agreement by ImVisioN pursuant to Section 8.2:

                                   (i)      the license granted to ImVisioN under Section 2.1 shall automatically terminate and revert to MannKind; and

                                   (ii)      any permitted sublicenses granted under Section 2.1 by ImVisioN shall, at MannKind’s election, remain in effect, but shall be assigned to MannKind.

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          8.5      Surviving Obligations

                    (a)      Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under Sections 6.3, 6.4, 8.4, 8.5, 8.6, 8.7 and 8.8 and Articles 4, 7, 9, 10 and 11 of this Agreement shall survive expiration or termination of this Agreement.

                    (b)      Within 30 days following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

          8.6      Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

          8.7      Damages; Relief. Subject to Section 8.6 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

          8.8      Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by MannKind are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that ImVisioN, as licensee of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.

9.           INDEMNIFICATION

          9.1      Indemnification by MannKind. MannKind hereby agrees to save, defend and hold ImVisioN and its Affiliates and their respective directors, officers, employees and agents (each, a “ImVisioN Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any ImVisioN Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of the breach by MannKind of any warranty, representation, covenant or agreement made by MannKind in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any ImVisioN Indemnitee or the breach by ImVisioN of any warranty, representation, covenant or agreement made by ImVisioN in this Agreement.

          9.2      Indemnification by ImVisioN. ImVisioN hereby agrees to save, defend and hold MannKind and its Affiliates and their respective directors, officers, employees and agents (each, a “MannKind Indemnitee”) harmless from and against any and all Losses to which any MannKind Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by ImVisioN of the license granted hereunder, (ii) the development, manufacture, labeling, packaging, use, handling, shipment, storage, distribution, sale or other disposition of any Product by ImVisioN, its Affiliates or any of their respective Sublicensees, or (iii) the breach by ImVisioN of any warranty, representation, covenant or agreement made by ImVisioN in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any MannKind Indemnitee or the breach by MannKind of any warranty, representation, covenant or agreement made by MannKind in this Agreement.

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          9.3      Control of Defense. Any entity entitled to indemnification under this Article 9 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

          9.4      Insurance. ImVisioN, at its own expense, shall maintain product liability insurance in an amount consistent with industry standards during the Term of this Agreement and shall name MannKind as an additional insured with respect to such insurance. ImVisioN shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to MannKind upon request. No limit in ImVisioN’s insurance coverage shall be construed to create a limit on ImVisioN’s liability hereunder.

10.           DISPUTE RESOLUTION

          10.1      Disputes. The parties recognize that disputes as to certain matters may arise from time-to-time during the term of this Agreement. It is the objective of the parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the parties agree to abide by the following procedures set forth in this Article 10 to resolve any such issues or disputes. The parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute.

          10.2      Escalation. Prior to taking action as provided in Section 10.3 or 10.4 of this Agreement, the parties shall first submit such dispute to the Chief Executive Officer of MannKind and the Chief Executive Officer of ImVisioN (collectively, the “Heads”), or their respective designated representative who shall be a senior executive officer with authority to settle the applicable issue or dispute, for resolution. The Heads to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed 45 calendar days, unless the Heads mutually agree in writing to extend such period of negotiation. Such 45-calendar day period shall be deemed to commence on the date the dispute was submitted to the Heads. The Heads shall, if mutually agreed by the Heads, submit the dispute to voluntary mediation at such place and following such procedures as the parties shall reasonably agree. All negotiations pursuant to this Section 10.2 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

          10.3      Arbitration. Any dispute that is not resolved by the parties by negotiation and/or mediation pursuant to Sections 10.1 and/or 10.2 above shall, upon the submission of a written request of either party to the other party, be resolved exclusively by binding arbitration before a three-person panel of arbitrators (the “Panel”), conducted in accordance with the rules of arbitration of the American Arbitration Association for commercial disputes (the “Rules”), except to the extent that such Rules are inconsistent with this Agreement. Each party shall select one independent, neutral arbitrator (a “Party Arbitrator”), and shall notify the other party of its selection of such Party Arbitrator within 20 days after receipt by one party of the other party’s written request for binding arbitration. The two (2) Party Arbitrators shall then mutually select a third arbitrator (a “Neutral Arbitrator”) in accordance with the Rules. The Panel shall resolve the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or conflicts of laws) that would be applied by a federal court sitting in California. The final decision of the Panel shall be the sole and exclusive remedy of the parties, shall be final and shall be fully and irrevocably accepted by the parties. The prevailing party may enforce such decision against the other party in any court having jurisdiction. The arbitration shall take place in Los

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Angeles, California, and shall be conducted in the English language. The parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrators that constitute the Panel. Each party shall bear its own attorneys’ and expert fees and all associated costs and expenses.

          10.4      Court Actions. Notwithstanding the above, to the full extent allowed by law, either party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the parties’ rights or enforce the parties’ obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

11.           GENERAL PROVISIONS

          11.1      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

          11.2      Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

          11.3      Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

          11.4      Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

          11.5      Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

                    (a)      in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse

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triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

                    (b)      to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

          11.6      No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

          11.7      Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

         11.8      Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, seven days after the date of postmark; or (c) if delivered by overnight courier, the second business day the overnight courier regularly makes deliveries.

If to ImVisioN, notices must be addressed to:

ImVisioN GmbH
Feodor-Lynen-Straße 5
D-30625 Hannover
Germany
Attention: Dr. Martin Steiner
Telephone: (+49) 511-538-896-76
Facsimile: (+49) 511-538-896-66

If to MannKind, notices must be addressed to:

MannKind Corporation
28903 North Avenue Paine
Valencia, CA 91355
USA
Attention: Kenneth T. Denich
Telephone: +1 (661) 775-5358
Facsimile: +1 (661) 775-2083

          11.9      Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any 17.

strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 8.4, 8.5 and 8.6.

          11.10      Interpretation.

                    (a)      Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

                    (b)      Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

                    (c)      Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

                    (d)      Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

                    (e)      Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

                    (f)      English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

          11.11      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

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          IN WITNESS WHEREOF, the parties hereto have duly executed this EXCLUSIVE LICENSE AGREEMENT as of the Effective Date.

MANNKIND CORPORATION	IMVISION GMBH

By: /s/ Hakan Edstrom	By: /s/ Dr. Martin Steiner
Name: Hakan Edstrom	Name: Dr. Martin Steiner
Title: President and COO	Title: Geschäftsführer / CEO

By: /s/ Prof Horst Rose
Name: Prof. Horst Rose
Title: Geschäftsführer / COO

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Exhibit A

LICENSED PATENTS

U.S. Patent No. 6,773,695 B2

EPO Patent Application 1977471 published as WO 02/28429

Canadian Patent Application 2425740

Australian Patent Application 1977471